EXHIBIT 23.2

David T. Certified Public Accountant

Thomson P.C. _________________________________________________________

CONSENT OF INDEPENDENT ACCOUNTANT

To the Board of Directors

Shoreside Investments, Inc.

I have issued my report dated February 26, 2002, accompanying the financial statement of Shoreside Investments, Inc. included in the Registration Statement From SB-2 and the related prospectus.

I consent to the use of my report as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.

David T. Thomson P.C.

/s/ David T. Thomson P.C.

Salt Lake City, Utah

May 22, 2002

P. O. Box 571605 - Murray, Utah 94157 - (801) 966-9481